CannaSys’ Citizen Toke Product Delivers 1,000% Return on

Investment for CBD-Infused Sträva Craft Coffee, Inc.

Citizen Toke Brings Sträva’s Cost per new user to $3

DENVER (PRWEB) October 11, 2017

CannaSys, Inc. (OTC QB: MJTK) (“CannaSys”), a marketing, branding, and technology company, today announced its metrics from its first nationally distributed marketing campaign for Sträva’s CBD infused coffee through the Citizen Toke platform.

During this Beta period before full release of the Citizen Toke platform to the cannabis and CBD-infused products industry, CannaSys has been working with selected testing partners to evaluate efficacy of the technology to both grow revenue as well as helping brands, products, and retailers to gain new customers.

Citizen Toke’s most recent product campaign was in partnership with STRÄVA Craft Coffee, a coffee company based in Denver, Colorado that distributes their products through over 13 retailers including Alfalfa’s and Max Market as well as through their own online store. In what is considered by Citizen Toke to be a very targeted test, the Sträva offer was sent to 298 people all across the country, of which 72 accepted the deal (24% Click-Through Rate) and 11 customers made a purchase (4% Conversion Rate). The entire process of designing, sending, and redeeming the deal was completed within 48 hours.

With a conversion rate of almost 4%, this micro-test delivered “found” incremental revenue and customers to Strava through Citizen Toke’s innovative marketing channel. This is excellent when compared to other digital marketing channels where click-through rates are close to 2% and conversions rates a magnitude or more lower.

“For us, the focus of Citizen Toke is in helping brands, products and retailers find new customers that can be then be converted into loyal customers through the quality of the product and purchase experience provided,” noted Patrick Burke, CEO of CannaSys “We facilitate that first step towards loyalty by facilitating that first purchase.”

Cannabis is one of the most difficult industries to find and convert a new customer on a level playing field. Despite Facebook and Google shutting down advertising in the space, there are many channels to market through. However, many are so saturated or only highlight brands with larger marketing budgets that new companies have difficulty growing despite having a superior product. Citizen Toke offers an alternative through the use of SMS, creating a simple, direct, engaging and uncluttered marketing message that can connect new customers with brands.

Citizen Toke offers exclusive, instant, location-based, gamified promotions for cannabis retailers looking to more intimately connect with their consumers directly through SMS. Citizen Toke is an efficient means for retail centers to communicate exclusive promotions to their consumers and to extend brand awareness to current and potentially new customers. More details on the technology and business plan of Citizen Toke can be found at White Paper.

CannaSys and its board and senior management remain committed to creating long-term shareholder value and will provide timely updates to shareholders as they occur.

About CannaSys, Inc.

CannaSys is a technology solutions, marketing, and branding company. Its core products are delivered “software as a service” to facilitate point-of-purchase transactions and customer relationship marketing solutions. CannaSys plans to develop, acquire, and build strategic relationships with other businesses in order to bring additional solutions to market. For more information, please visit http://www.cannasys.com and http://www.citizentoke.com.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including continued acceptance of CannaSys’s products, increased levels of competition for CannaSys, new products and technological changes, CannaSys’s dependence on third-party suppliers, and other risks detailed from time to time in CannaSys’s periodic reports filed with the U.S. Securities and Exchange Commission.